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                     December 16, 2022

       Ajit Ramalingam
       Senior Vice President, Chief Accounting Officer
       Bio-Rad Laboratories, Inc.
       1000 Alfred Nobel Drive
       Hercules, CA 94547

                                                        Re: Bio-Rad
Laboratories, Inc.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            File No. 001-07928

       Dear Ajit Ramalingam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services